Exhibit 8.1

[   ], 2022

Caravelle Group Co., Ltd

60 Paya Lebar Road

#06-17 Paya Lebar Square

Singapore 409051

Ladies and Gentlemen:

We have acted as U.S. tax and securities counsel to Caravelle Group Co., Ltd, a Cayman Islands exempted company (the “Company” or “Caravelle”), in connection with the transactions contemplated by that certain Agreement and Plan of Merger dated as of April 5, 2022 and was superseded by the Amended and Restated Agreement and Plan of Merger dated August 15, 2022 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides for a business combination (the “Business Combination”) by and among Caravelle International Group, a Cayman Islands exempted company (“PubCo”), Pacifico International Group, a Cayman Islands exempted company and a direct wholly-owned subsidiary of PubCo (“Merger Sub 1”), Pacifico Merger Sub 2 Inc., a Delaware corporation and a direct wholly-owned subsidiary of PubCo (“Merger Sub 2” and, together with PubCo and Merger Sub 1, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”), and the Company.

The Business Combination will be completed through a two-step process consisting of the Initial Merger (as defined below) and the SPAC Merger (as defined below). Pursuant to the Merger Agreement, (a) Merger Sub 1 will merge with and into Caravelle (the “Initial Merger”), and Caravelle will be the surviving corporation of the Initial Merger and a direct wholly owned subsidiary of PubCo, and (b) following confirmation of the effectiveness of the Initial Merger, Merger Sub 2 will merge with and into Pacifico Acquisition Corp., a Delaware corporation (“SPAC”) (the “SPAC Merger” and together with the Initial Merger, the “Merger”), and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of PubCo. Following the Business Combination, PubCo will be a publicly traded holding company listed on a national stock exchange in the United States.

Reference is made to the Registration Statement on Form F-4 of the PubCo, filed with the U.S. Securities and Exchange Commission (the “SEC”) on [ ], 2022 including the proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof, the “Registration Statement”), relating to the Business Combination.

This opinion is being filed with the SEC in connection with the Registration Statement.

In connection with this opinion, we have examined the Registration Statement (including the proxy statement/prospectus) and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. In rendering this opinion, we have assumed (i) the validity and accuracy of the factual matters described in the Registration Statement and the documents and corporate records that we have examined, (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates, certified or photostatic copies and the authenticity of the originals of such documents and (iii) that all relevant documents have been, or will be, validly authorized, executed, delivered and performed by all of the relevant parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and PubCo and have assumed that such statements and representations are true, correct and complete without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

In rendering the opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings and other administrative guidance of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative guidance are subject to change at any time and that any such changes may be effective retroactively. A change in the authorities or in the truth, accuracy or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions.

Subject to the foregoing and the qualifications, assumptions and limitations set forth in the Registration Statement, the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” insofar as such discussion sets forth legal conclusions on U.S. federal income tax law, constitutes our opinion as to the material U.S. federal income tax consequences to U.S. Holders (as such term is defined in the Registration Statement) of the Business Combination (as such term is defined in the Registration Statement) and the ownership and sale, exchange or other disposition of the PubCo’s Ordinary Shares.

We note that, because the determination of the PubCo’s status as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, we do not express any opinion herein with respect to the PubCo’s PFIC status in any taxable year.

Our opinion is limited to the application of the federal income tax laws of the United States only and we express no opinion with respect to the applicability of other federal laws, the laws of other countries, the laws of any state of the United States or any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any federal income tax laws except as specifically set forth herein. Our opinion represents only our interpretation of the law and has no binding, legal effect on, without limitation, the Service or any court. It is possible that contrary positions may be asserted by the Service and that one or more courts may sustain such contrary positions. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this opinion to reflect any changes, including changes which have retroactive effect (i) in applicable law, or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect or incomplete.

This letter is furnished to you for use in connection with the Registration Statement and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.